Matson Navigation Company, Inc.

Matson, Inc.

$105,000,000 ORIGINAL PRINCIPAL AMOUNT OF SERIES B SENIOR GUARANTEED NOTES DUE 2020

$77,500,000 ORIGINAL PRINCIPAL AMOUNT OF SERIES C-1 SENIOR GUARANTEED NOTES DUE 2023

$55,000,000 ORIGINAL PRINCIPAL AMOUNT OF SERIES C-2 SENIOR GUARANTEED NOTES DUE 2027

$37,500,000 ORIGINAL PRINCIPAL AMOUNT OF SERIES C-3 SENIOR GUARANTEED NOTES DUE 2032

SECOND AMENDED AND RESTATED

NOTE AGREEMENT

June 4, 2012

TABLE OF CONTENTS

Page

1.	BACKGROUND; EXISTING NOTES; AUTHORIZATION OF SERIES C NOTES	1

1A.	Amendment and Restatement	1

1B.	Reorganization	1

1C.	Existing Notes	2

1D.	Authorization of Issue of Series C Notes	2

2.	MODIFICATION OF SERIES B NOTES; PURCHASE AND SALE OF SERIES C NOTES; RELEASE OF COLLATERAL	3

2A.	Modification of Series B Notes	3

2B.	Purchase and Sale of Series C Notes	4

2C.	Release of Collateral	4

3.	CONDITIONS OF CLOSING	5

3A.	Certain Documents	5

3B.	Representations and Warranties; No Default	6

3C.	Purchase Permitted by Applicable Laws	6

3D.	Material Adverse Change	7

3E.	Reorganization Transactions	7

3F.	Bank Credit Agreement	7

3G.	Fees and Expenses	7

4.	PREPAYMENTS	7

4A.	Required Prepayments of Notes	7

4B.	Optional Prepayment With Yield-Maintenance Amount	8

4C.	Notice of Optional Prepayment	8

4D.	Application of Prepayments	9

4E.	Retirement of Notes	9

5.	AFFIRMATIVE COVENANTS	9

5A.	Financial Statements	9

5B.	Inspection of Property	11

5C.	Information Required by Rule 144A	11

5D.	Maintenance of Properties; Insurance	11

5E.	United States Citizen	11

5F.	Environmental and Safety Laws	12

5G.	Equal and Ratable Liens	12

5H.	Subsequent Guarantors; Release of Guarantors	12

6.	NEGATIVE COVENANTS	13

6A.	Financial Covenants	13

6B.	Dividend and Investment Limitation	14

6C.	Lien and Other Restrictions	14

6D.	Terrorism Sanctions Regulations	18

7.	EVENTS OF DEFAULT	18

7A.	Acceleration	18

7B.	Rescission of Acceleration	21

7C.	Notice of Acceleration or Rescission	21

7D.	Other Remedies	21

8.	REPRESENTATIONS, COVENANTS AND WARRANTIES	21

8A.	Organization	21

8B.	Financial Statements	22

8C.	Actions Pending	22

8D.	Outstanding Debt	22

8E.	Title to Properties	22

8F.	Taxes	23

8G.	Conflicting Agreements and Other Matters	23

8H.	Offering of the Series C Notes	23

8I.	Use of Proceeds; Regulation U, Etc	23

8J.	ERISA	24

8K.	Governmental Consent	24

8L.	Holding Company and Investment Company Status	24

8M.	Possession of Franchises, Licenses, Etc	25

8N.	Environmental and Safety Matters	25

8O.	Employee Relations	25

8P.	Shipping-Related Legislation	25

8Q.	Disclosure	25

8R.	Foreign Assets Control Regulations, Etc	25

9.	REPRESENTATIONS OF THE SERIES C NOTE PURCHASERS	26

10.	DEFINITIONS; ACCOUNTING MATTERS	29

10A.	Yield-Maintenance Terms	29

10B.	Other Terms	31

10C.	Accounting Principles, Terms and Determinations; Changes in GAAP	41

11.	MISCELLANEOUS	42

11A.	Note Payments	42

11B.	Expenses	42

11C.	Consent to Amendments	42

11D.	Form, Registration, Transfer and Exchange of Notes	43

11E.	Persons Deemed Owners; Participations	44

11F.	Survival of Representations and Warranties; Entire Agreement	44

11G.	Successors and Assigns	44

11H.	Independence of Covenants	44

11I.	Notices	44

11J.	Descriptive Headings	45

11K.	Satisfaction Requirement	45

11L.	Governing Law	45

11M.	Payments Due on Non-Business Days	45

11N.	Severability	45

11O.	Jurisdiction and Process; Waiver of Jury Trial	45

11P.	Counterparts	47

11Q.	Binding Agreement	47

Schedules and Exhibits

Purchaser Schedules
Exhibit A-1                                --           Form of Series C-1 Note
Exhibit A-2                                --           Form of Series C-2 Note
Exhibit A-3                                --           Form of Series C-3 Note
Exhibit B                                    --           Form of Funding Instruction Letter
Exhibit C-1                                 --           Form of Multiparty Guaranty
Exhibit C-2                                 --           Form of Indemnity and Contribution Agreement
Schedule 1B                              --           Corporate Organization Chart
Schedule 6C(1)                          --           Existing Liens on Closing Date
Schedule 8A                              --           Material Subsidiaries/Material Domestic Subsidiaries on ClosingDate
Schedule 8G                              --           Agreements Restricting Incurrence of Debt

MATSON NAVIGATION COMPANY, INC.
MATSON, INC.
1411 Sand Island Parkway
Honolulu, Hawaii 96819

As of June 4, 2012

The Purchasers named in the Purchaser Schedules hereto
c/o Prudential Capital Group
2029 Century Park East, Suite 710
Los Angeles, CA 90067

Ladies and Gentlemen:

The undersigned, Matson Navigation Company, Inc., a Hawaii corporation (“Matson Navigation”), hereby agrees with you as set forth below.

1. BACKGROUND; EXISTING NOTES; AUTHORIZATION OF SERIES C NOTES.

1A. Amendment and Restatement.  Effective as of the Closing, this Agreement amends, restates and replaces in its entirety that certain Amended and Restated Note Agreement, dated as of May 19, 2005 (as amended, restated, supplemented or otherwise modified, the “Prior Agreement”), by and between Matson Navigation, on the one hand, and the holders of the Series B Notes, on the other hand.

Certain capitalized terms used in this Agreement are defined in paragraph 10; references to a “paragraph” are, unless otherwise specified, to one of the paragraphs of this Agreement, and references to an “Exhibit” or “Schedule” are, unless otherwise specified, to one of the exhibits or schedules to this Agreement.

1B. Reorganization.  Matson Navigation has advised the Purchasers of a reorganization pursuant to which:

           (i)           A&B has incorporated Alexander & Baldwin Holdings, Inc., a Hawaii corporation subsequently to be re-named “Matson, Inc.” as provided in clause (iv) of this paragraph 1B (“A&B Holdings”, or the “Company”), as a new, wholly-owned direct Subsidiary of A&B, and A&B Holdings has incorporated A&B Merger Corporation, a Hawaii corporation (“A&B Merger Corp.”), as a new, wholly-owned direct Subsidiary of A&B Holdings, and, on or about June 6, 2012 A&B Merger Corp. will merge with and into A&B with A&B being the survivor of such merger (the “Merger”), after giving effect to which A&B Holdings will hold all of the capital stock of A&B and the stockholders of A&B Holdings will be the Persons which were the stockholders of A&B immediately prior to giving effect to the Merger;

(ii)           after consummation of the Merger, A&B will convert into a Hawaii limited liability company to be named “Alexander & Baldwin, LLC” pursuant to applicable Hawaii law (the “Conversion”) and will thereafter distribute all of the capital stock of Matson Navigation to A&B Holdings (the “Distribution”), after giving effect to which Matson Navigation will be a sister of A&B and a direct, wholly-owned Subsidiary of A&B Holdings;

(iii)           after consummation of the Distribution, A&B Holdings will contribute all of the membership interests in A&B to A & B II, Inc., a Hawaii corporation subsequently to be re-named “Alexander & Baldwin, Inc.” (“New A&B”), a newly formed, wholly-owned direct Subsidiary of A&B Holdings (the “Contribution”), after giving effect to which the direct parent and holder of all of the membership interests in A&B will be New A&B, and the direct parent and holder of all of the capital stock of both Matson Navigation and New A&B will be A&B Holdings (the collective transactions described in the foregoing portions of this paragraph 1B being referred to herein as the “Reorganization”); and

(iv)           after consummation of the Contribution and after the close of the New York Stock Exchange on or about June 29, 2012, A&B Holdings will distribute all of the capital stock of New A&B to the public stockholders of A&B Holdings (the “Spin-Off”), following which the name change of A&B Holdings to “Matson, Inc.” will become effective.

Matson Navigation represents and warrants that (a) the foregoing portions of this paragraph 1B constitute a materially accurate description of the material steps of the Reorganization and Spin-Off and the sequence of such steps, and (b) the corporate organization chart set forth in Schedule 1B (to the extent of the detail set forth therein) accurately depicts the organizational structure of the Company and Matson Navigation immediately after giving effect to the consummation of the Reorganization and Spin-Off.

1C. Existing Notes.  Pursuant to the terms of the Prior Agreement, Matson Navigation has issued its 4.79% Series B Senior Secured Notes due May 19, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Series B Notes”) in the original aggregate principal amount of $105,000,000.  The terms “Series B Note” and “Series B Notes” as used herein shall include each Series B Note delivered pursuant to any provision of the Prior Agreement and each Series B Note delivered in substitution or exchange therefor pursuant to any provision of the Prior Agreement or this Agreement.

1D. Authorization of Issue of Series C Notes.  The Company has authorized (i) the issue of its senior guaranteed promissory notes (as amended, restated, supplemented or otherwise modified from time to time, the “Series C-1 Notes”) in the aggregate principal amount of $77,500,000, to be dated the date of issue thereof, to mature eleven years after the date of original issuance, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 3.66% per annum and on overdue payments at the rate per annum set forth therein, and to be substantially in the form of Exhibit A-1 attached hereto, (ii) the issue of its senior guaranteed promissory notes (as amended, restated, supplemented or otherwise modified from time to time, the “Series C-2 Notes”) in the aggregate principal amount of $55,000,000, to be dated the date of issue thereof, to mature fifteen years after the date of original issuance, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 4.16% per annum and on overdue payments at the rate per annum set forth therein, and to be substantially in the form of Exhibit A-2 attached hereto and (iii) the issue of its senior guaranteed promissory notes (as amended, restated, supplemented or otherwise modified from time to time, the “Series C-3 Notes”) in the aggregate principal amount of $37,500,000, to be dated the date of issue thereof, to mature twenty years after the date of original issuance, to bear interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 4.31% per annum and on overdue payments at the rate per annum set forth therein, and to be substantially in the form of Exhibit A-3 attached hereto.  The Series C-1 Notes, the Series C-2 Notes and the Series C-3 Notes are referred to collectively herein as the “Series C Notes”.  The term “Series C-1 Notes” as used herein shall include each such Series C-1 Note delivered pursuant to any provision of this Agreement and each such Series C-1 Note delivered in substitution or exchange for any other Series C-1 Note pursuant to any such provision.  The term “Series C-2 Notes” as used herein shall include each such Series C-2 Note delivered pursuant to any provision of this Agreement and each such Series C-2 Note delivered in substitution or exchange for any other Series C-2 Note pursuant to any such provision.  The term “Series C-3 Notes” as used herein shall include each such Series C-3 Note delivered pursuant to any provision of this Agreement and each such Series C-3 Note delivered in substitution or exchange for any other Series C-3 Note pursuant to any such provision.  The term “Notes” as used herein shall include each Series B Note and each Series C Note.

2. MODIFICATION OF SERIES B NOTES; PURCHASE AND SALE OF SERIES C NOTES; RELEASE OF COLLATERAL.

2A. Modification of Series B Notes.  On or before 10:00 a.m. San Francisco time on June 22, 2012, Matson Navigation shall have delivered written notice to PIM, referring to this paragraph 2A and specifying whether Matson Navigation elects the Coupon Adjustment option (as defined below) or the One-Time Fee option (as defined below) (the “Election Notice”) provided that failure of Matson to deliver the Election Notice on or before 10:00 a.m. San Francisco time on June 22, 2012 will be deemed to constitute its election of the One-Time Fee option.  If the Election Notice specifies Matson Navigation’s election of the Coupon Adjustment option, then Matson Navigation and the holders of the Series B Notes agree that, notwithstanding anything to the contrary in the Series B Notes, the Prior Agreement or any of this Agreement or the other Transaction Documents, the coupon percentage rate per annum of each of the Series B Notes will be increased by an amount determined by PIM in accordance with its standard practices as of the date hereof which determination will take into account, among other things, the change in creditworthiness of Matson Navigation after giving effect to the consummation of the Reorganization and Spin-Off, the making of the A&B Capital Contribution and the incurrence of the Debt as a result of each of the consummation of the Reorganization and Spin-Off, effective on and after the date of the consummation of the Spin-Off, (the “Coupon Adjustment”), without the need or requirement for any further action by the Company, any holder of a Series B Note or any other Person.  If Matson Navigation’s election of the Coupon Adjustment option is not specified in its Election Notice delivered (or if no Election Notice has been delivered) on or before 10:00 a.m. San Francisco time on June 22, 2012, then Matson Navigation and the holders of the Series B Notes agree that Matson Navigation will pay the holders of the Series B Notes on the date of the consummation of the Spin-Off their ratable share of a one-time fee equivalent of the coupon adjustment that would have applied under the Coupon Adjustment option, which fee will be calculated by PIM in accordance with its standard practices as of the date hereof (the “One-Time Fee”).  Matson Navigation may deliver only one Election Notice which shall be delivered on a Business Day, and once delivered, the Election Notice shall be irrevocable.  On the Business Day PIM receives the Election Notice (if PIM receives the Election Notice on or before 10:00 a.m. on such day), or on the Business Day immediately following the day on which PIM receives the Election Notice (if PIM receives the Election Notice after 10:00 a.m. on a Business Day or at any time on a day other than a Business Day), or on June 22, 2012 (if PIM has not received an Election Notice by 10:00 a.m. on such date), as applicable, PIM will calculate, as promptly as practicable after 10:00 a.m., the Coupon Adjustment or One-Time Fee, as applicable, and will deliver written notice of the Coupon Adjustment or One-Time Fee, as applicable, to Matson Navigation at 555 12th Street, 8th Floor, Oakland, CA 94067, together with an email copy of such notice to be delivered to the treasurer of Matson Navigation.

2B. Purchase and Sale of Series C Notes.  The Company hereby agrees:  (i) to sell to each Series C-1 Note Purchaser and, subject to the terms and conditions herein set forth, each Series C-1 Note Purchaser agrees to purchase from the Company the aggregate principal amount of Series C-1 Notes set forth opposite such Purchaser’s name in the Purchaser Schedules attached hereto at 100% of such aggregate principal amount; (ii) to sell to each Series C-2 Note Purchaser and, subject to the terms and conditions herein set forth, each Series C-2 Note Purchaser agrees to purchase from the Company the aggregate principal amount of Series C-2 Notes set forth opposite such Purchaser’s name in the Purchaser Schedules attached hereto at 100% of such aggregate principal amount and (iii) to sell to each Series C-3 Note Purchaser and, subject to the terms and conditions herein set forth, each Series C-3 Note Purchaser agrees to purchase from the Company the aggregate principal amount of Series C-3 Notes set forth opposite such Purchaser’s name in the Purchaser Schedules attached hereto at 100% of such aggregate principal amount.  At the Closing the Company will deliver to each Series C Note Purchaser, at the offices of Bingham McCutchen LLP at Three Embarcadero Center, San Francisco, CA 94111, one or more Series C-1 Notes, one or more Series C-2 Notes or one or more Series C-3 Notes, as applicable, registered in such Purchaser’s name (or, if specified in the Purchaser Schedule, in the name of the nominee(s) for such Purchaser specified in the Purchaser Schedule), evidencing the aggregate principal amount of Series C-1 Notes, Series C-2 Notes or Series C-3 Notes to be purchased by such Purchaser and in the denomination or denominations specified with respect to such Purchaser in the Purchaser Schedule against payment of the purchase price thereof by transfer of immediately available funds on the date of the Closing, which is expected to be June 29, 2012 (herein called the “Closing Date”), for credit to the account or accounts as shall be specified in a letter on the Company’s letterhead, in substantially the form of Exhibit B attached hereto, from the Company to the Series C-1 Purchasers, the Series C-2 Purchasers and the Series C-3 Purchasers delivered prior to the Closing Date.

2C. Release of Collateral.  (i) Effective concurrent with the Closing, the Collateral Agent hereby releases the Mortgage (as defined in the Prior Agreement) and all other security interests and other Liens in, to and on the Collateral (as defined in the Prior Agreement), including on the Manulani, and any reference to the Collateral or the Collateral Documents in the Series B Notes will be deemed to be deleted concurrent with the Closing and (ii) each of the undersigned hereby agrees that, concurrent with the Closing, each of the Collateral Documents and the Intercreditor Agreement (as such terms are defined in the Prior Agreement) is terminated.  The Collateral Agent agrees (i) within one Business Day after the Closing, and at the sole expense of the Company, to deliver the executed Mortgage release documents to the Company or Gibson, Dunn & Crutcher LLP (pursuant to written directions provided to the Collateral Agent on or prior to the day immediately preceding the Closing) and (ii) promptly after the Closing, and at the sole expense of the Company, to deliver all such other documents, effect such recordations and filings and do such other acts as are reasonably necessary to effect such release (and the Collateral Agent hereby authorizes Matson Navigation, after the Closing, to file such UCC terminations with respect to the Liens previously created pursuant to the Collateral Documents).

3. CONDITIONS OF CLOSING.  Each of (i) the effectiveness of this Agreement (other than paragraph 2A, which shall be effective upon the execution and delivery of this Agreement) and the amendment and restatement of the Prior Agreement effected hereby, and (ii) the obligation of each Series C Note Purchaser to purchase and pay for the Series C Notes to be purchased by such Purchaser is subject to the satisfaction, on or before August 19, 2012, of the following conditions:

3A. Certain Documents.  Each Purchaser shall have received the following, each dated the Closing Date (unless otherwise specified):

(i)   the Series C Notes to be purchased by such Purchaser (if such Purchaser is a Series C Note Purchaser);

(ii)   the Company Assignment and Assumption, dated as of a date on or prior to the Closing Date, and executed by each of the Company and Matson Navigation;

(iii)   the Multiparty Guaranty, made by Matson Navigation and any other Subsidiaries of the Company which are guarantors under the Bank Credit Agreement as of the Closing Date in favor of the holders of the Notes and in the form of Exhibit C-1 (as amended, restated, supplemented or otherwise modified from time to time, the “Multiparty Guaranty);

(iv)   the Indemnity and Contribution Agreement, by and among the Credit Parties and in the form of Exhibit C-2 (as amended, restated, supplemented or otherwise modified from time to time, the “Indemnity and Contribution Agreement”);

(v)   a copy of the Separation Agreement, any amendments or supplements thereto and all other material agreements entered into in connection therewith, each certified by a Responsible Officer of the Company as true and complete copies thereof, which documents shall be reasonably satisfactory to such Purchaser;

(vi)   a favorable opinion of Gibson, Dunn & Crutcher LLP, special counsel to the Credit Parties, and Cades Schutte LLP, special counsel to the Credit Parties, in form and substance satisfactory to such Purchaser (each of the Company and Matson Navigation hereby directs such counsel to deliver such opinion, agrees that the issuance and sale of the Series C Notes will constitute a reconfirmation of such direction, and understands and agrees that each Purchaser receiving such an opinion will and is hereby authorized to rely on such opinion);

(vii)   a favorable opinion of Bingham McCutchen LLP, special counsel to the Purchasers, satisfactory to such Purchaser as to such matters incident to the matters herein contemplated as it may reasonably request;

(viii)   certified copies of the resolutions of the Board of Directors of each Credit Party authorizing the execution and delivery of the Transaction Documents to which such Person is a party (including, in the case of the Company, the issuance, execution and delivery of the Series C Notes), and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Notes and the other Transaction Documents;

(ix)   a certificate of the Secretary or an Assistant Secretary and one other officer of each Credit Party certifying the names and true signatures of the officers of such Person authorized to sign the Transaction Documents to which such Person is a party and the other documents to be delivered hereunder;

(x)   certified copies of the articles of incorporation and bylaws (or similar constitutive documents) of each Credit Party;

(xi)   a good standing certificate for each Credit Party from the secretary of state of its formation (and, in the case of Matson Navigation, the State of California), in each case dated as of a recent date and such other evidence of the status of each Credit Party as such Purchaser may reasonably request; and

(xii)   additional documents or certificates with respect to legal matters or corporate or other proceedings related to the transactions contemplated hereby as may be reasonably requested by such Purchaser.

3B. Representations and Warranties; No Default.  The representations and warranties of each Credit Party contained in paragraph 1B and paragraph 8 hereof and in each other Transaction Document shall be true on and as of the Closing Date; there shall exist on the Closing Date no Event of Default or Default; and each Credit Party shall have delivered to each Purchaser an Officer’s Certificate, dated the Closing Date, to such effects.

3C. Purchase Permitted by Applicable Laws.  The purchase of and payment for the Series C Notes to be purchased by each Series C Note Purchaser on the terms and conditions herein provided (including the use of the proceeds of such Series C Notes by the Company) shall not violate any applicable law or governmental regulation (including, without limitation, Section 5 of the Securities Act or Regulation T, U or X of the Board of Governors of the Federal Reserve System) and shall not subject such Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and such Purchaser shall have received such certificates or other evidence as it may request to establish compliance with this condition.  This paragraph 3C is a closing condition and shall not be construed as a tax indemnity.

3D. Material Adverse Change.  No material adverse change in the business, condition (financial or otherwise), operations or prospects of Matson Navigation and its Subsidiaries, taken as a whole, since December 31, 2011 shall have occurred; it being understood and agreed that none of the incurrence of up to $170,000,000 of incremental net indebtedness (after giving effect to the repayment of bank indebtedness with all or a portion of the proceeds of the Series C Notes), the Reorganization, the A&B Capital Contribution or the Spin-Off, individually or collectively, shall be deemed to constitute a material adverse change.

3E. Reorganization Transactions.  Each Purchaser shall have received satisfactory evidence:  (a) that each of the Merger, the Conversion, the Distribution, the Contribution and the Spin-Off has occurred as set forth in paragraph 1B; and (b) that all internal, shareholder, bank facility, regulatory and third-party approvals and consents in connection with the Reorganization and Spin-Off have been obtained (and each Purchaser shall have received an Officer’s Certificate, dated the Closing Date, to such effect).

3F. Bank Credit Agreement.  The Bank Credit Agreement (as defined in the Prior Agreement) shall have been terminated and all obligations thereunder repaid in full, and the Company shall have entered into the Bank Credit Agreement (as defined herein) with an aggregate commitment of $375,000,000 and other terms and conditions satisfactory to such Purchaser (including parity of the covenants and events of default in this Agreement as of the Closing with respect to the covenants and events of default in the Bank Credit Agreement (as defined herein) as of the Closing), a copy of which (with all exhibits and schedules thereto) having been delivered to the Purchasers and certified by a Responsible Officer as of the Closing Date as being a true and complete copy thereof.

3G. Fees and Expenses.  Without limiting the provisions of paragraph 11B hereof, the Company or Matson Navigation shall have paid:  (i) to the holders of the Series B Notes their ratable share of (a) an amendment fee in the aggregate amount equal to 5 basis points multiplied by the outstanding principal amount of the Series B Notes at the time of the Closing, and (b) the One-Time Fee (if applicable pursuant to paragraph 2A); and (ii) the reasonable and documented fees, charges and disbursements of special counsel to the Purchasers to the extent invoiced by no later than one (1) day prior to the Closing Date.

4. PREPAYMENTS.  The Notes shall be subject to required prepayment as and to the extent provided in paragraph 4A.  The Notes shall also be subject to prepayment under the circumstances set forth in paragraph 4B.  Any prepayment made by the Company pursuant to any other provision of this paragraph 4 shall not reduce or otherwise affect its obligation to make any required prepayment as specified in paragraph 4A.

4A. Required Prepayments of Notes.

4A(1). Series B Notes.  Until the Series B Notes shall be paid in full, the Company shall apply to the prepayment thereof, without premium, the sum of $3,500,000 on May 19 and November 19 in each of the years 2005 to 2019, inclusive, and such principal amounts of the Series B Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates.  The remaining outstanding principal amount of the Series B Notes, together with any accrued and unpaid interest thereon, shall become due on May 19, 2020, the maturity date of the Series B Notes.

4A(2). Series C Notes.  (i) Until the Series C-1 Notes shall be paid in full, the Company shall apply to the prepayment thereof, without premium, the sum of $4,558,823.53 on each June 29 and December 29, beginning on June 29, 2015 through and including December 29, 2022, and such principal amounts of the Series C-1 Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates.  The remaining outstanding principal amount of the Series C-1 Notes, together with any accrued and unpaid interest thereon, shall become due on June 29, 2023, the maturity date of the Series C-1 Notes.

(ii) Until the Series C-2 Notes shall be paid in full, the Company shall apply to the prepayment thereof, without premium, the sum of $2,619,047.62 on each June 29 and December 29, beginning on June 29, 2017 through and including December 29, 2026, and such principal amounts of the Series C-2 Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates.  The remaining outstanding principal amount of the Series C-2 Notes, together with any accrued and unpaid interest thereon, shall become due on June 29, 2027, the maturity date of the Series C-2 Notes.

(iii) Until the Series C-3 Notes shall be paid in full, the Company shall apply to the prepayment thereof, without premium, the sum of $1,209,677.42 on each June 29 and December 29, beginning on June 29, 2017 through and including December 29, 2031, and such principal amounts of the Series C-3 Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates.  The remaining outstanding principal amount of the Series C-3 Notes, together with any accrued and unpaid interest thereon, shall become due on June 29, 2032, the maturity date of the Series C-3 Notes.

4B. Optional Prepayment With Yield-Maintenance Amount.  The Notes of each Series shall be subject to prepayment, in whole at any time or from time to time in part (in integral multiples of $100,000 and in a minimum amount of $1,000,000), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note.  Any partial prepayment of a Series of the Notes pursuant to this paragraph 4B shall be applied in satisfaction of required payments of principal in inverse order of their scheduled due dates.

4C. Notice of Optional Prepayment.  The Company shall give the holder of each Note of a Series to be prepaid pursuant to paragraph 4B irrevocable written notice of such prepayment not less than five Business Days prior to the prepayment date, specifying such prepayment date, the aggregate principal amount of the Notes of such Series to be prepaid on such date, the principal amount of the Notes of such Series held by such holder to be prepaid on that date and that such prepayment is to be made pursuant to paragraph 4B.  Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, herein provided, shall become due and payable on such prepayment date.  The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient for such notices in the Purchaser Schedule attached hereto or by notice in writing to the Company.  Notwithstanding the foregoing, any notice of prepayment of the Notes in whole given by the Company may state that such prepayment notice is conditioned upon the effectiveness of other credit facilities or capital raising, in which case such notice may be revoked by the Company (by notice to the holders on or prior to the specified effective date) if such condition is not satisfied.

4D. Application of Prepayments.  In the case of each prepayment of less than the entire unpaid principal amount of all outstanding Notes of any Series pursuant to paragraph 4A or 4B, the amount to be prepaid shall be applied pro rata to all outstanding Notes of such Series (including, in the case of prepayments pursuant to paragraph 4A(1) or 4A(2) for the purpose of this paragraph 4D only, all Notes of such Series prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or any other Affiliates other than by prepayment pursuant to paragraph 4A or 4B) according to the respective unpaid principal amounts thereof.

4E. Retirement of Notes.  The Company shall not, and shall not permit any of its Subsidiaries or any other Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraphs 4A or 4B, or upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes of any Series held by any holder unless the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes of such Series held by each other holder of Notes of such Series at the time outstanding upon the same terms and conditions.  Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or other Affiliates shall not be deemed to be outstanding for any purpose under this Agreement, except as provided in paragraph 4D.

5. AFFIRMATIVE COVENANTS.  On and after the Closing Date and so long as any Note or amount due hereunder or under any other Transaction Document (other than any contingent indemnification obligation) is outstanding or unpaid, the Company covenants as follows:

5A. Financial Statements.  The Company covenants that it will deliver to each holder of the Notes:

(i)   as soon as practicable and in any event within 60 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year (or if earlier, 5 days after the date required to be filed with the SEC), consolidated statements of income and cash flows of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of the Company, subject only to changes resulting from year-end adjustments;

(ii)   as soon as practicable and in any event within 120 days after the end of each fiscal year (or if earlier, 5 days after the date required to be filed with the SEC), consolidated statements of income and cash flows of the Company and its Subsidiaries for such year and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding figures from the preceding annual audit, certified by independent public accountants of recognized national standing whose opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, provided that, so long as the Bank Credit Agreement shall have a similar provision, it shall not be a violation of this clause (ii) if the opinion accompanying the financial statements for the last fiscal year prior to the Maturity Date (as defined in the Bank Credit Agreement) is subject to a “going concern” or like qualification solely as a result of the impending maturity of the Loans (as defined in the Bank Credit Agreement);

(iii)   promptly upon transmission thereof, copies of all such financial, proxy and information statements, notices and other reports as are sent to the Company’s public stockholders and copies of all registration statements (without exhibits) and all reports which are filed with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

(iv)   promptly upon receipt thereof, a copy of each other material report submitted to the Company or any of its Subsidiaries by independent accountants in connection with any material annual, interim or special audit made by them of the books of the Company or such Subsidiary;

(v)   promptly after the furnishing thereof, copies of any certificate, statement or report furnished to any other lender to, or holder of the debt securities of, the Company pursuant to the terms of any indenture, loan, credit or similar agreement or instrument and not otherwise required to be furnished to the holders of the Notes pursuant to any other clause of this paragraph 5A; and

(vi)   with reasonable promptness, such other financial data as any holder of Notes may reasonably request.

The documents required to be delivered by clauses (i), (ii) and (iii) above (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Company shall provide each holder of Notes (by electronic mail at such holder’s electronic mail address as set forth on the Purchaser Schedules or at such other electronic mail address as any such Purchaser shall have specified to the Company in writing) with an electronic link to such documents.

Together with each delivery of financial statements required by clauses (i) and (ii) above, the Company will deliver to each holder of Notes an Officers’ Certificate (a) demonstrating (with computations in reasonable detail) compliance with the covenants in paragraphs 6A(1), 6A(2), 6A(3), 6C(4) and 6C(6) (including with respect to each such covenant, where applicable, a reconciliation from GAAP, as reflected in the financial statements then being furnished, to the calculation of such financial covenants, after giving effect to any change in accounting for Capitalized Lease Obligations which has occurred after June 4, 2012), (b) listing each Material Subsidiary (and identifying whether or not such Material Subsidiary is a Domestic Material Subsidiary) as of the end of the applicable period to which the accompanying financial statements pertain and (c) stating that there exists no Default or Event of Default, or if any Default or Event of Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

The Company also covenants that forthwith upon a Responsible Officer of the Company obtaining actual knowledge of an Event of Default or Default, it will deliver to each holder of Notes an Officers’ Certificate specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

5B. Inspection of Property.  The Company covenants that it will permit any Person designated by any Significant Holder in writing, at such Significant Holder’s expense, to visit and inspect any of the properties of the Company and its Subsidiaries, to examine their books and financial records and to make copies thereof or extracts therefrom and to discuss their affairs, finances and accounts with the principal officers and the Company’s independent certified public accountants, all at such reasonable times and as often as such Significant Holder may reasonably request; provided that a principal financial officer of the Company shall have reasonable prior notice of, and may elect to be present during, discussions with the Company’s independent public accountants.

5C. Information Required by Rule 144A.  The Company covenants that it will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the Exchange Act.  For the purpose of this paragraph 5C, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

5D. Maintenance of Properties; Insurance.  The Company covenants that it shall, and shall cause its Subsidiaries to (i) maintain or cause to be maintained in good repair, working order and condition all material properties used or useful at that time in its business and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof and (ii) maintain insurance with reputable and financially sound insurers in such amounts and against such liabilities and hazards as is customarily maintained by other companies operating similar businesses.

5E. United States Citizen.  The Company covenants that it will, and will cause each of its Subsidiaries that owns or operates any Vessel, at all times to preserve and maintain its status as a Section 2 Citizen.

5F. Environmental and Safety Laws.

           (a)           The Company shall deliver promptly to each holder of any Notes notice of (i) any material enforcement, cleanup, removal or other material governmental or regulatory action instituted or, to the Company’s best knowledge, threatened against the Company or any Material Subsidiary pursuant to any Environmental and Safety Laws, (ii) all material Environmental Liabilities and Costs against or in respect of the Company or any Material Subsidiary or any of their respective material properties and (iii) the Company’s or any Material Subsidiary’s discovery of any occurrence or condition on any material real property adjoining or in the vicinity of any of its properties that the Company or such Material Subsidiary has reason to believe would cause such property or any material part thereof to be subject to any material restrictions on its ownership, occupancy, transferability or use under any Environmental and Safety Laws.

           (b)           The Company shall, and shall cause its Material Subsidiaries to, keep and maintain its properties and conduct its and their operations in compliance in all material respects with all applicable Environmental and Safety Laws except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

5G. Equal and Ratable Liens.  If the Company or any of its Subsidiaries shall create, assume or otherwise incur any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6C(1) (including in such permitted Liens, without limitation, Liens securing Title XI Debt to the extent such Title XI Debt is permitted Priority Debt), then the Company will make, or will cause its Subsidiaries to make, effective provision whereby the obligations evidenced by the Notes and under the other Transaction Documents will be secured by such Liens equally and ratably with any and all other Debt thereby secured so long as any such other Debt shall be so secured pursuant to an agreement or agreements (including security agreements and similar collateral documents and an intercreditor agreement) reasonably acceptable to the Required Holders.

5H. Subsequent Guarantors; Release of Guarantors.  (a)  The Company covenants that, upon the earlier of (i) within 30 days after any Subsidiary becoming a Material Domestic Subsidiary (based on the most recent financial statements delivered to the holders of the Notes pursuant to paragraphs 5A(i) or (ii)) (or such longer period as determined by Required Holders in their sole discretion) if such Subsidiary is not a Guarantor at such time, and (ii) concurrently with such time as any Person becomes a guarantor or other obligor under the Bank Credit Agreement, the Company shall cause such Person to (i) become a party to each of the Multiparty Guaranty and the Indemnity and Contribution Agreement by executing and delivering to the holders of the Notes a joinder or counterpart to the Multiparty Guaranty and the Indemnity and Contribution Agreement, and (ii) deliver to the holders of the Notes such organization documents, resolutions and favorable opinions of counsel, all in form, content and scope similar to those delivered on the Closing Date or otherwise reasonably satisfactory to the Required Holders.

(b)  If (i) any Guarantor ceases to be a Material Domestic Subsidiary (based on the most recent financial statements delivered to the holders of the Notes pursuant to paragraphs 5A(i) or (ii)), or (ii) if any Person which has become a Guarantor by virtue of clause (ii) of paragraph 5H(a) (and which is not at the applicable time of determination a Material Domestic Subsidiary (based on the most recent financial statements delivered to the holders of the Notes pursuant to paragraphs 5A(i) or (ii)) ceases to be required to be a guarantor or other obligor of the credit facilities under the Bank Credit Agreement, and if, in the case of either of the immediately preceding clause (i) or (ii), after giving effect to the release of such Guarantor of its obligations under the Multiparty Guaranty, no Default or Event of Default would exist, then the Company may deliver to each holder of Notes a certificate of a Responsible Officer as to the foregoing requirements and, upon the later of (x) such delivery and (y) concurrently with such time as that Guarantor has been released from all of its obligations as a guarantor or other obligor of the credit facilities under the Bank Credit Agreement, that Guarantor shall be automatically released from all of its obligations under the Multiparty Guaranty and the Indemnity and Contribution Agreement, without further approval or action by any holder of Notes; provided that if any consideration is given to any party to the Bank Credit Agreement for such release of such Guarantor, then the holders of the Notes shall be paid an amount equal to their ratable share of such consideration concurrently therewith.

6. NEGATIVE COVENANTS.  On and after the Closing Date and so long as any Note or amount due hereunder or under any other Transaction Document (other than any contingent indemnification obligation) is outstanding or unpaid, the Company covenants as follows:

6A. Financial Covenants.  The Company will not permit:

6A(1). Consolidated Interest Coverage Ratio.  The Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Company to be less than 3.50 to 1.00;

6A(2). Consolidated Leverage Ratio.  The ratio (the “Consolidated Leverage Ratio”) of (a) all Debt of the Company and Subsidiaries on a consolidated basis at any time to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters then or most recently ended to exceed 3.25 to 1.00; provided, however, that:  (i) in connection with any Acquisition that is not a Hostile Acquisition and that is in an Eligible Business Line for which the aggregate purchase consideration equals or exceeds $75,000,000, the maximum permitted Consolidated Leverage Ratio, at the election of the Company, with prior written notice from the Company to the holders of the Notes, shall increase to 3.90 to 1.00, on one occasion during the term of this Agreement, for the period beginning on the date of the consummation of such Acquisition and continuing until the fourth consecutive fiscal quarter end which occurs on or after the date of the consummation of such Acquisition, provided that the coupon (including the applicable default rate) for each Series of the Notes shall automatically, without further consent or other action of any Person, be deemed to be increased by 0.45% per annum during such period (and shall automatically, without further consent or other action of any Person, be deemed to return to the original coupon (including the applicable default rate) after the end of such period); and (ii) in connection with any purchase or construction of a new container ship for which the aggregate purchase consideration or construction cost equals or exceeds $125,000,000, the maximum permitted Consolidated Leverage Ratio, at the election of the Company, with prior written notice from the Company to the holders of the Notes delivered by the Company prior to the Specified Date (as defined below) and specifying therein such Specified Date, shall increase to 3.50 to 1.00, on one occasion during the term of this Agreement, for the period beginning on a date determined by the Company between the commencement of payment for such container ship and delivery of such container ship (the “Specified Date”) and continuing until the fourth consecutive fiscal quarter end which occurs on or after the Specified Date, provided that the coupon (including the applicable default rate) for each Series of the Notes shall automatically, without further consent or other action of any Person, be deemed to be increased by 0.20% per annum during such period (and shall automatically, without further consent or other action of any Person, be deemed to return to the original coupon (including the applicable default rate) after the end of such period);

6A(3). Priority Debt.  The Company shall not permit:  (i) the principal amount of Priority Debt at any time to exceed 20% of Consolidated Tangible Assets as of the most recently ended fiscal quarter with respect to which financial statements have been delivered pursuant to the requirements of paragraphs 5A(i) or (ii); provided, that such maximum permitted percentage amount of Priority Debt shall be reduced to 17.5% upon the earlier to occur of (a) such time, if any, as the Company or any of its Subsidiaries acquires two new vessels for which the aggregate purchase consideration for each vessel exceeds $100,000,000 and (b) December 31, 2017; and (ii) the principal amount of Priority Debt that is not Title XI Priority Debt at any time to exceed 10% of Consolidated Tangible Assets as of the most recently ended fiscal quarter with respect to which financial statements have been delivered pursuant to the requirements of paragraphs 5A(i) or (ii).

Notwithstanding anything to the contrary in paragraph 6A (or the defined terms used therein), for any period which is relevant to the calculation of any financial covenant in paragraph 6A, to the extent such period is prior to the consummation of the Spin-Off, the relevant operating statement (i.e., income statement or statement of cash flows) categories shall be deemed to be for Matson Navigation and its Subsidiaries (rather than for the Company and its Subsidiaries).

6B. Dividend and Investment Limitation.  The Company covenants that it will not pay or declare any dividend on any class of stock or make any other distribution on account of any class of its stock, or redeem, purchase or otherwise acquire, directly or indirectly, any shares of its stock (all of the foregoing being herein called “Restricted Payments”) if at the time any proposed Restricted Payment is to be made, or after giving effect to any proposed Restricted Payment, a Default or an Event of Default exists or would exist.  Notwithstanding the foregoing, the Company may make the A&B Capital Contribution and the Spin-Off may be consummated.

6C. Lien and Other Restrictions.  The Company covenants that it will not and will not permit any Subsidiary to:

6C(1). Liens.  Create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of the obligations evidenced by the Notes and under the other Transaction Documents in accordance with the provisions of paragraph 5G), except

(i)   Liens for taxes not yet delinquent or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP,

(ii)   Liens (other than Liens pursuant to ERISA) incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit (including, without limitation, Liens on vessels or equipment (a) for crew and stevedores wages, (b) for salvage and general average, (c) arising by operation of law in the ordinary course of business in operating, maintaining or repairing vessels, and (d) for damages arising from maritime torts which are unclaimed, or which are claimed and are covered by insurance and any deductible applicable thereto), and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business,

(iii)   Liens on property or assets of a Subsidiary securing obligations of such Subsidiary to the Company or another Subsidiary,

(iv)   Liens encumbering the CCF to the extent incurred to secure the financing by the Company or Matson Navigation of “qualified vessels” as defined in Section 607 of the Merchant Marine Act, 1936, as amended,

(v)   Liens existing on the Closing Date and listed on Schedule 6C(1), and any renewals or extensions thereof, provided that the property covered thereby is not changed and the principal amount of any indebtedness secured thereby is not increased,

(vi)   Liens in cash collateral securing contingent reimbursement obligations under standby letters of credit issued pursuant to the Bank Credit Agreement (but excluding any such Liens required pursuant to Section 8.02(c) of the Bank Credit Agreement, as such section is in effect on the date hereof), provided that (a) no Event of Default or Event of Default (as defined in the Bank Credit Agreement) exists, (b) the aggregate amount of all such cash collateral does not at any time exceed $15,000,000, and (c) such cash collateral does not secure such standby letters of credit for more than 60 consecutive days,

(vii)   other Liens securing Debt and other obligations not otherwise permitted by clauses (i) through (vi) above, inclusive; provided that the aggregate amount of all Priority Debt does not, at any time, exceed the level prohibited by paragraph 6A(3), provided further that, notwithstanding the foregoing, the Company shall not, and shall not permit any Subsidiary to, create or permit to exist any Lien on any property securing Debt or letters of credit (to the extent any letters of credit otherwise would not constitute Debt pursuant to the definition of such term) outstanding or issued under the Bank Credit Agreement (other than Liens permitted pursuant to clause (vi) of this paragraph 6C(1)) unless and until the Notes shall be secured equally and ratably with such Debt and letters of credit pursuant to an agreement or agreements (including security agreements and similar collateral documents and an intercreditor agreement) reasonably acceptable to the Required Holders, provided further still that, notwithstanding anything to the contrary in the immediately preceding proviso, (1) any cash which otherwise would secure both the Notes and contingent reimbursement obligations under letters of credit issued pursuant to the Bank Credit Agreement may, at the option of the Company, separately secure the Notes and the contingent reimbursement obligations under letters of credit issued pursuant to the Bank Credit Agreement so long as the amount of cash which separately secures the Notes at all times equals the amount of cash securing the contingent reimbursement obligations under letters of credit issued under the Bank Credit Agreement and (2) the amount of any cash securing the Notes at any time pursuant to the immediately preceding clause (1) shall not be required to exceed the principal amount of the Notes outstanding at such time,

(viii)   (a) other Liens securing obligations that do not constitute Debt, provided that the aggregate amount of such obligations does not exceed $10,000,000 at any time and (b) other Liens securing obligations that do not constitute Debt provided that the aggregate fair market value (as reasonably determined by the Company acting in good faith) of all assets subject to such Lien does not exceed $10,000,000, and

(ix)   any Lien securing obligations that do not constitute Debt existing on any property of any Person at the time it becomes a Subsidiary, or existing prior to the time of acquisition upon any property acquired by the Company or any Subsidiary through purchase, merger or consolidation or otherwise, whether or not assumed by the Company or such Subsidiary; provided that any such Lien shall not encumber any other property of the Company or such Subsidiary (other than proceeds of such acquired property);

6C(2). Sole Borrower Under Bank Credit Agreement.  Modify the Bank Credit Agreement in any manner that would result in any Person other than the Company being a borrower thereunder;

6C(3). Merger.  Enter into any transaction of merger, consolidation or other combination with any other Person; provided that

(i)   any Subsidiary may merge with the Company; provided that the Company shall be the continuing or surviving corporation and immediately after such merger no Event of Default shall exist,

(ii)   any Subsidiary may merge with another Subsidiary; provided that if a Material Domestic Subsidiary merges with a Foreign Subsidiary, such Material Domestic Subsidiary shall be the surviving Person and immediately after such merger no Event of Default shall exist, and

(iii)   the Company or any Subsidiary may merge, consolidate or combine with any other Person in connection with an Acquisition permitted by paragraph 6C(6)(ii); provided that (a) immediately after such merger, consolidation or combination, no Event of Default shall exist and (b) if the Company is a party to such transaction, the Company will be the continuing or surviving corporation;

6C(4). Sale of Capital Assets.  Sell, lease or transfer or otherwise dispose of any Capital Asset to any Person, except that during any rolling twelve-month period, the Company or any Subsidiary may sell or otherwise dispose of Capital Assets which constituted up to 10% of the total value of the consolidated assets of Matson Navigation and its Subsidiaries as of December 31, 2011, so long as (A) such Capital Assets sold contributed less than 25% of the Consolidated Net Income of the Company (or, for periods prior to the consummation of the Spin-Off, Matson Navigation) in each of the three fiscal years immediately preceding any such sale and (B) such Capital Assets, when considered together with all other Capital Assets sold or otherwise disposed of subsequent to December 31, 2011, do not constitute in excess of 30% of the total value of the consolidated assets of Matson Navigation and its Subsidiaries as of December 31, 2011, provided that this covenant shall not apply to any transfer required by the Separation Agreement;

6C(5). Transactions with Affiliates and Stockholders.  Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, in the ordinary course of business or otherwise (i) any Affiliate (excluding directors and officers in their capacity as such), (ii) any Person owning, beneficially or of record, directly or indirectly, either individually or together with all other Persons to whom such Person is related by blood, adoption or marriage, stock of the Company or stock of any Person owning stock of the Company (of any class having ordinary voting power for the election of directors) aggregating 5% or more of such voting power or (iii) any Person related by blood, adoption or marriage to any Person described or coming within the provisions of clause (i) or (ii) of this paragraph 6C(5); provided that the following shall be permitted:  (a) such transactions on terms no less favorable to the Company or any Subsidiary than if no such relationship existed, (b) the sale or issuance by the Company of its capital stock, (c) the Reorganization and the Spin-Off, (d) transactions between the Company and any Subsidiary, and between or among Subsidiaries of the Company and (e) Restricted Payments made in compliance with paragraph 6B; or

6C(6). Loans, Advances and Investments.  Make or permit to remain outstanding any loan or advance to, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any Person, or consummate any Acquisition, except that the Company or any Subsidiary may

(i)   make or permit to remain outstanding loans or advances to the Company or any Subsidiary,

(ii)   own, purchase or acquire stock, obligations or securities of a Subsidiary and, so long as the Company is in compliance with the financial covenants set forth in paragraph 6A on a pro-forma basis immediately after giving effect to such transaction, consummate Acquisitions,

(iii)   acquire and own stock, obligations, securities or other investments (a) consisting of extensions of credit arising from the grant of trade credit, or received in settlement or partial settlement thereof of obligations (including any Debt or trade credit) owing to the Company or any Subsidiary or (b) received in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of trade creditors or account debtors,

(iv)   make investments in accordance with the resolutions of the Board of Directors of the Company; provided that such resolutions authorize only investments rated investment grade by S&P, Moody’s, or any other nationally recognized credit rating agency or investments in the Company’s accounts receivable purchased or held by the CCF,

(v)   make the A&B Capital Contribution,

(vi)   make any investment in any stock, obligations or securities of, or any other interest in, or any capital contribution to, an Eligible Business Line (subject in the case of any Acquisition, to paragraph 6C(6)(ii)), and

(vii)   make other investments, loans and advances which in the aggregate (at original cost) do not exceed $30,000,000 at any time outstanding;

notwithstanding the foregoing, (a) amounts in the CCF may be invested only as provided in clause (iv) above, and (b) for the avoidance of doubt, this paragraph 6C(6) shall not apply to any Guarantee.

6D. Terrorism Sanctions Regulations.  The Company covenants that it will not and will not permit any Affiliated Entity to (i) become an OFAC Listed Person or (ii) have any investments in, or knowingly engage in any dealings or transactions with, any Blocked Person.

7. EVENTS OF DEFAULT.

7A. Acceleration.  If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

(i)   the Company defaults in the payment of (i) any principal of, or Yield-Maintenance Amount in respect of, any Note, or (ii) any interest on any Note for more than five days after the same shall become due, in either case either by the terms thereof or otherwise as herein provided; or

(ii)   (a) an Event of Default (as defined in the Bank Credit Agreement) has occurred and is continuing under the Bank Credit Agreement, or (b) the Company or any Material Subsidiary defaults in any payment of principal of, or premium or interest on, any Debt (other than the Notes) beyond any period of grace provided with respect thereto, or the Company or any Material Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement relating to any such Debt (or any other event under any such agreement occurs and is continuing) and the effect of such default, failure or other event is to cause, or permit the holder or holders of such Debt (or a trustee on behalf of such holder or holders) to cause, such Debt to become due (or to be required to be repurchased by the Company or any Material Subsidiary) prior to any stated maturity; provided that the aggregate amount of all Debt as to which such a payment default shall occur or such a failure or other event causing or permitting acceleration (or resale to a Company or any Material Subsidiary) shall occur and be continuing exceeds $15,000,000; or

(iii)   any representation or warranty made by Matson Navigation in the Prior Agreement, or by any Credit Party herein or in any other Transaction Document or by any Credit Party or any of its officers in any writing furnished in connection with or pursuant to this Agreement or any other Transaction Document shall be false or misleading in any material respect on the date as of which made; or

(iv)   the Company fails to perform or observe any agreement contained in paragraph 5H or paragraph 6 hereof; or

(v)   any Credit Party fails to perform or observe any other agreement, term or condition (not specified in clauses (i) or (iv) of this paragraph 7A) contained in any Transaction Document on its part to be performed or observed and such failure shall not be remedied within 30 days after any Responsible Officer obtains actual knowledge thereof; or

(vi)   any Credit Party or any Material Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

(vii)   any decree or order for relief in respect of any Credit Party or any Material Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief law, whether now or hereafter in effect (herein called the “Bankruptcy Law”), of the United States or another applicable jurisdiction; or

(viii)   any Credit Party or any Material Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of any such Credit Party or any such Material Subsidiary, or of any substantial part of the assets of any such Credit Party or any such Material Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Material Subsidiary) relating to any Credit Party or any Material Subsidiary under the Bankruptcy Law of any other jurisdiction; or

(ix)   any petition or application of the type described in clause (viii) of this paragraph 7A is filed, or any such proceedings are commenced, against any Credit Party or any Material Subsidiary and such Credit Party or such Material Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 30 days; or

(x)   any order, judgment or decree is entered in any proceedings against any Credit Party decreeing the dissolution of such Credit Party and such order, judgment or decree remains unstayed and in effect for more than 30 days; or

(xi)   (a) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (b) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBCG or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of such proceedings, (c) the aggregate amount under all Plans of the fair market value of the assets (within the meaning of section 303 of ERISA) is less than 70% of the “Funding Target” (within the meaning of section 303 of ERISA), (d) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV or ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (e) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (f) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (a) through (f) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

(xii)   any judgment(s) or decree(s) in the aggregate amount of $25,000,000 or more shall be entered against the Company or any of its Material Subsidiaries that are not paid or fully covered (beyond any applicable deductibles) by insurance and such judgment(s) or decree(s) shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

(xiii)   any Transaction Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the obligations evidenced by the Notes and under the other Transaction Documents, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any Transaction Document; or any Credit Party denies that it has any or further liability or obligation under any Transaction Document, or purports to revoke, terminate or rescind any Transaction Document; or

(xiv)   there occurs any Change of Control;

then (a) if such event is an Event of Default specified in clause (vii), (viii) or (ix) of this paragraph 7A with respect to the Company or Matson Navigation, all of the Notes at the time outstanding shall automatically become immediately due and payable together with interest accrued thereon and the Yield-Maintenance Amount with respect thereto, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company and Matson Navigation, and (b) with respect to any event constituting an Event of Default, the Required Holder(s) of any Series of Notes may at its or their option, by notice in writing to the Company, declare all of the Notes of such Series to be, and all of the Notes of such Series shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note of such Series, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

7B. Rescission of Acceleration.  At any time after any or all of the Notes of a Series shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) of such Series may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes of such Series, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes of such Series which have become due otherwise than by reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the rate specified in the Notes of such Series, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes of such Series or this Agreement (as this Agreement pertains to the Notes of such Series).  No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

7C. Notice of Acceleration or Rescission.  Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note at the time outstanding.

7D. Other Remedies.  If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement, the other Transaction Documents and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or any other Transaction Document or in aid of the exercise of any power granted in this Agreement or any other Transaction Document.  No remedy conferred in this Agreement or any other Transaction Document upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

8. REPRESENTATIONS, COVENANTS AND WARRANTIES.  The Company represents, covenants and warrants as follows, immediately before and immediately after giving effect to the consummation of the Closing:

8A. Organization.  The Company and each Material Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization.  The Company and each Material Subsidiary has the full power and authority to own its properties and to carry on its business as now being conducted.  Each Credit Party has full power, authority and right to execute and deliver, and to perform and observe, the provisions of the Transaction Documents to which it is a party and to carry out the transactions contemplated by such Transaction Documents.  The execution, delivery and performance of the Transaction Documents to which any Credit Party is a party have been duly authorized by all necessary corporate and other action, and, when duly executed and delivered, will be the legal, valid and binding obligations of such Credit Party, enforceable against it in accordance with their respective terms.  Set forth on Schedule 8A is a list as of the Closing Date of each Material Subsidiary, together with information identifying each Material Domestic Subsidiary as of the Closing Day.

8B. Financial Statements.  Matson Navigation has furnished each Purchaser with the following financial statements, identified by a principal financial officer of Matson Navigation:  (i) consolidated balance sheets of Matson Navigation and its Subsidiaries as of:  December 31, 2011, December 31, 2010, and December 31, 2009, and consolidated statements of income, shareholders’ equity and cash flows of Matson Navigation and its Subsidiaries for each such year, certified by Deloitte & Touche; and (ii) consolidated balance sheets of Matson Navigation and its Subsidiaries as of March 31, 2012 and March 31, 2011 and consolidated statements of income, stockholders’ equity and cash flows of Matson Navigation and its Subsidiaries for the three-month period ended on each such date, in each case prepared by Matson Navigation.  Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with GAAP consistently applied throughout the periods involved and show all liabilities, direct and contingent, of Matson Navigation and its Subsidiaries required to be shown in accordance with such principles.  The balance sheets fairly present the condition of Matson Navigation and its Subsidiaries as at the dates thereof, and the statements of income, shareholders’ equity and cash flows fairly present the results of the operations and cash flows of Matson Navigation and its Subsidiaries for the periods indicated.  As of the Closing Date, no material adverse change in the business, condition (financial or otherwise) operations or prospects of Matson Navigation and its Subsidiaries, taken as a whole, has occurred since December 31, 2011; it being understood and agreed that none of the incurrence of up to $170,000,000 of incremental net indebtedness (after giving effect to the repayment of bank indebtedness with all or a portion of the proceeds of the Series C Notes), the Reorganization, the A&B Capital Contribution and the Spin-Off, individually or collectively shall be deemed to constitute a material adverse change.

8C. Actions Pending.  There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any properties or rights of the Company or any Subsidiary, by or before any court, arbitrator or administrative or governmental body which could reasonably be expected to result in any Material Adverse Effect.

8D. Outstanding Debt.  Neither the Company nor any Subsidiary has any Debt outstanding that is prohibited by paragraph 6A(2) or paragraph 6A(3).  There exists no event of default under the provisions of any instrument evidencing any Debt of the Company or any Subsidiary or of any agreement relating thereto.

8E. Title to Properties.  The Company has and each Subsidiary has good and indefeasible title to its respective real properties (other than properties which it leases) and good title to all of its other properties and assets, including the properties and assets reflected in the most recent audited balance sheet referred to in paragraph 8B (other than properties and assets disposed of in the ordinary course of business) except where the failure to have such good title would not reasonably be expected to have a Material Adverse Effect, subject to no Liens of any kind except Liens permitted by paragraph 6C(1).  There is no material default, nor any event that, with notice or lapse of time or both, would constitute such a material default under any material lease to which either the Company or any Subsidiary is a lessee, lessor, sublessee or sublessor.

8F. Taxes.  The Company has and each Material Subsidiary has filed all federal and state income tax and all other material tax and informational returns which are required to be filed by it.  The Company and each such Subsidiary has paid all taxes as shown on its returns and on all assessments received to the extent that such taxes are not yet delinquent, except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP.

8G. Conflicting Agreements and Other Matters.  Neither the execution nor delivery of this Agreement, the Notes or any other Transaction Document, nor the offering, issuance and sale of the Notes, nor fulfillment of nor compliance with the terms and provisions of this Agreement, the Notes or any other Transaction Document will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary pursuant to, their respective articles or incorporation or bylaws (or other comparable governing documents, as applicable), any award of any arbitrator or any agreement, instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any Subsidiary is subject.  Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing any of their respective Debt, any agreement relating thereto or any other contract or agreement which restricts or otherwise limits the incurring of Debt pursuant hereto, except as set forth on Schedule 8G hereto.

8H. Offering of the Series C Notes.  Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Series C Notes or any similar security of the Company for sale to, or solicited any offers to buy the Series C Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person or Persons other than the Series C Note Purchasers, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Series C Notes to the provisions of Section 5 of the Securities Act or to the provisions of any securities or blue sky law of any applicable jurisdiction.

8I. Use of Proceeds; Regulation U, Etc.  The proceeds of sale of the Series C Notes will, on the Closing Date, be used to repay indebtedness under the Bank Credit Agreement and for other general corporate purposes.  None of the proceeds of the Notes have been or will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any “margin stock” (as defined in Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System (herein called “margin stock”)) or for the purpose of maintaining, reducing or retiring any indebtedness which was originally incurred to purchase or carry any stock that is currently a margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of such Regulation U.  Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement, the Notes or any other Transaction Document to violate Regulation U, Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.  After applying the proceeds of the Notes, margin stock (within the meaning of Regulation U) will not constitute more than 25% of the value of the assets (either of the Company alone or the Company and its Subsidiaries on a consolidated basis.

8J. ERISA.  No accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan (other than a Multiemployer Plan).  No liability to the PBGC has been or is expected by the Company or any ERISA Affiliate to be incurred with respect to any Plan (other than a Multiemployer Plan) by the Company, any Subsidiary or any ERISA Affiliate which is or would be materially adverse to the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole.  None of the Company, any of its Subsidiaries or any ERISA Affiliate has incurred or presently expects to incur any withdrawal liability under Title IV of ERISA with respect to any Multiemployer Plan which is or would reasonably be expected to have a Material Adverse Effect.  The execution and delivery of this Agreement and the other Transaction Documents and the issuance and sale of the Notes were and will be exempt from, or did not and will not involve any transaction which is subject to the prohibitions of, section 406 of ERISA and did not and will not involve any transaction in connection with which a penalty could be imposed under section 502(i) of ERISA or a tax could be imposed pursuant to section 4975 of the Code.  The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of the representation in paragraph 9B of the Prior Agreement (with respect to the Series B Notes) made by each Purchaser of Series B Notes under the Prior Agreement, and the accuracy of the representation in paragraph 9B of this Agreement (with respect to the Series C Notes) made by each Series C Note Purchaser.

8K. Governmental Consent.  None of the nature of the Company or any of its Subsidiaries, or any of their respective businesses or properties, or any relationship between the Company or a Subsidiary and any other Person, or any circumstance in connection with the offering, issuance, sale or delivery of the Notes is such as to require as of the Closing Date on the part of the Company or any Subsidiary any authorization, consent, approval, exemption or other action by, notice to or filing with any court, administrative or governmental body (other than (a) routine filings after the Closing Date with the SEC and/or state blue sky authorities and (b) filings and consents required to consummate the Reorganization that will be obtained by the Closing Date) in connection with (i) the execution and delivery of this Agreement or the other Transaction Documents, (ii) the offering, issuance, sale or delivery of the Notes or (iii) fulfillment of or compliance with the terms and provisions of this Agreement, the Notes or the other Transaction Documents, in each case that has not been obtained.

8L. Holding Company and Investment Company Status.  Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “public utility” within the meaning of the Federal Power Act, as amended.

8M. Possession of Franchises, Licenses, Etc.  The Company and its Subsidiaries possess all material franchises, certificates, licenses, development and other permits and other authorizations from governmental political subdivisions or regulatory authorities and all patents, trademarks, service marks, trade names, copyrights, licenses, easements, rights of way and other rights (collectively, “Material Rights”), free from burdensome restriction, that are necessary in the judgment of the Company in any material respect for the ownership, maintenance and operation of their business, properties and assets, and neither the Company nor any of its Subsidiaries is in violation of any Material Rights in any material respect.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such Material Rights, or which materially and adversely affects the rights of the Company or its Subsidiaries thereunder.

8N. Environmental and Safety Matters.  The Company and its Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all Environmental and Safety Laws except where failure to comply would not result in a Material Adverse Effect.

8O. Employee Relations.  Neither the Company nor any Subsidiary is the subject of (i) any material strike, work slowdown or stoppage, union organizing drive or other similar activity or (ii) any material action, suit, investigation or other proceeding involving alleged employment discrimination, unfair termination, employee safety or similar matters or, to the best knowledge of the Company, is any such event imminent or likely to occur except those which, individually or in aggregate, could not reasonably be expected to have a Material Adverse Effect.

8P. Shipping-Related Legislation.  To the best knowledge of the Company, no legislation has been introduced or enacted to either repeal or substantially modify Section 27 of the Merchant Marine Act, 1920, as amended to the Closing Date, commonly referred to as the Jones Act in a manner that could reasonably be expected to have a Material Adverse Effect.

8Q. Disclosure.  Neither this Agreement, any other Transaction Document nor any other document, certificate or statement furnished to any Purchaser by or on behalf of the Company or Matson Navigation in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, taken as a whole, not misleading in light of the circumstances under which they were made; provided, that with respect to projections and other pro forma financial information included in such information, the Company only represents that such information was prepared in good faith based upon estimates and assumptions believed by the preparer thereof to be reasonable at the time made, it being recognized by the Purchasers that such financial information as it relates to future events is not to be viewed as a fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

8R. Foreign Assets Control Regulations, Etc.

(i) Neither the Company nor any Affiliated Entity is (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, U.S. Department of Treasury (“OFAC”) (an “OFAC Listed Person”) or (b) a department, agency or instrumentality of, or is otherwise controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) the government of a country subject to comprehensive U.S. economic sanctions administered by OFAC, currently Iran, Sudan, Cuba, Burma, Syria and North Korea (each OFAC Listed Person and each other entity described in clause (b), a “Blocked Person”).

(ii) No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used, directly by the Company or indirectly through any Affiliated Entity, in connection with any investment in, or any transactions or dealings with, any Blocked Person.

(iii) To the actual knowledge of the chief executive officer and the Responsible Officers of the Company, neither the Company nor any Affiliated Entity (a) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable law (collectively, “Anti-Money Laundering Laws”), (b) has been assessed civil penalties under any Anti-Money Laundering Laws or (c) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.

(iv) No part of the proceeds from the sale of the Notes will be used, directly or indirectly, for any improper payments to any governmental official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

9. REPRESENTATIONS OF THE SERIES C NOTE PURCHASERS.

Each Series C Note Purchaser represents as follows:

9A.           Nature of Purchase.  Such Purchaser is acquiring the Series C Notes purchased by it hereunder for the purpose of investment for its own account or for the account of funds that it manages for investment purposes and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of such Purchaser’s property shall at all times be and remain within its control.  Such Purchaser has no present intention of selling, granting participation in, or otherwise distributing any of the Series C Notes to be issued to it in any transaction which would be in violation of the securities laws of the United States of America or any state or other jurisdiction thereof, without prejudice, however, to Purchaser’s rights at all times to sell or otherwise dispose of all or any part of such securities under a registration under Securities Act or under an exemption from such registration available under the Securities Act and subject, nevertheless, to the disposition of such Purchaser’s property being at all times within its control.  Such Purchaser acknowledges that the Series C Notes will not, on the Closing Date, be registered under the Securities Act, on the grounds that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act, and that the Company’s reliance on such exemption is predicated on the representations set forth in this Article 9.

9B.           Source of Funds.  At least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Series C Notes to be purchased by such Purchaser hereunder:

(i)           the Source is an “insurance company general account” (as that term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(ii)           the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(iii)           the Source is either (a) an insurance company pooled separate account, within the meaning of PTE 90-1, or (b) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (iii), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(iv)           the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section VI(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (a) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (iv); or

(v)           the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 10% or more interest in the Company and (a) the identity of such INHAM and (b) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (v); or

(vi)           the Source is a governmental plan; or

(vii)           the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (vii); or

(viii)           the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this paragraph 9B, the terms “employee benefit plan”, “governmental plan”, and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

9C.           Experience and Information.  Such Purchaser:  (a) is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act; (b) understands that the Series C Notes have not been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering; (c) by and through its officers or investment advisor (each of whom has such knowledge and experience in financial and business matters as to be capable of evaluating such Purchaser’s investment), has such knowledge and experience in financial and business matters as to be capable of evaluating its investment, and such Purchaser has the ability to bear the economic risks of its investment; (d) by and through its officers or investment advisor, has reviewed this Agreement, including all exhibits and schedules hereto, and has received (i) consolidated balance sheets of Matson Navigation and its Subsidiaries as of December 31, 2011, December 31, 2010, and December 31, 2009, and consolidated statements of income, shareholders’ equity and cash flows of Matson Navigation and its Subsidiaries for each such year, certified by Deloitte & Touche, and (ii) consolidated balance sheets of Matson Navigation and its Subsidiaries as of March 31, 2012 and as of March 31, 2011 and consolidated statements of income, stockholders’ equity and cash flows of Matson Navigation and its Subsidiaries for the three-month period ended on each such date, in each case prepared by Matson Navigation; and (e) by and through its officers or investment advisor, has had, during the course of the transactions contemplated hereby and prior to its receipt of the Series C Notes to be purchased by it, the opportunity to ask questions of, and has received answers from, the Company and Matson Navigation concerning the transactions contemplated hereby and to obtain any additional information which the Company or Matson Navigation possesses or could acquire without unreasonable effort or expense; provided, however, that nothing in this representation nor any such investigation by such Purchaser or by its officers or investment advisor shall limit, diminish, or constitute a waiver of any representation or warranty made under this Agreement or any Transaction Document by the Company and or impair any rights which such Purchaser may have with respect thereto.

9D.           Rule 144.  Such Purchaser understands that the Series C Notes may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or the availability of an exemption therefrom and that in the absence of such registration or exemption, the Series C Notes must be held indefinitely.  In particular, such Purchaser is aware that the Series C Notes may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the applicable conditions of such rule are met, and that the Company is making no representation that such conditions will be met in the future.  Such Purchaser represents that, in the absence of an effective registration statement covering the Series C Notes, it will sell, transfer, or otherwise dispose of the Series C Notes only in a manner consistent with its representations set forth in paragraph 9A.

9E.           Legends.  Such Purchaser understands that the certificates evidencing the Series C Notes will bear the following legends, in addition to any legend required by applicable state securities laws:

“THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  THEY MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM THE REQUIREMENT FOR SUCH A REGISTRATION STATEMENT.”

10. DEFINITIONS; ACCOUNTING MATTERS.  For the purpose of this Agreement, the terms defined in paragraphs 10A and 10B (or within the text of any other paragraph) shall have the respective meanings specified therein and all accounting matters shall be subject to determination as provided in paragraph 10C.

10A. Yield-Maintenance Terms.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City or San Francisco, California are required or authorized to be closed.

“Called Principal” means, with respect to any Note, the principal of such Note that (i) is to be prepaid pursuant to paragraph 4B or (ii) is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“Designated Spread” means 50 basis points.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (converted to reflect the periodic basis on which interest on such Note is payable, if payable other than on a semiannual basis) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the Designated Spread over the yield to maturity implied by (i) the yields reported, as of 10:00 a.m. (New York City time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” on the Bloomberg Financial Services Screen (or such other display as may replace Page PX1 on the Bloomberg Financial Services Screen or, if Bloomberg Financial Services shall cease to report such yields or shall cease to be Prudential Capital Group’s customary source of information for calculating yield-maintenance amounts on privately placed notes, then such source as is then Prudential Capital Group’s customary source of such information), for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities.  The Reinvestment Yield shall be rounded to the same number of decimal places as appears in the coupon of the applicable Note.

“Remaining Average Life” means, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years (calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal (i) is to be prepaid pursuant to paragraph 4B or (ii) is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

“Yield-Maintenance Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal.  The Yield-Maintenance Amount shall in no event be less than zero.

10B. Other Terms.

“A&B” means Alexander & Baldwin, Inc., a Hawaii corporation incorporated in 1900.

“A&B Capital Contribution” means the capital contribution made by the Company to New A&B on the Initial Funding Date (as defined in the Bank Credit Agreement) pursuant to the terms of the Separation Agreement, in an aggregate amount not to exceed $160,000,000.

“A&B Holdings” is defined in paragraph 1B.

“A&B Merger Corp.” is defined in paragraph 1B.

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or substantially all of the property of, or a line of business or division of, another Person or (b) at least a majority of the voting capital stock or other equity interests of another Person, in each case whether or not involving a merger or consolidation with such other Person.

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company.  A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Entity” means the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates.

“Agreement” is defined in paragraph 11C.

“Authorized Officer” means any of the Company’s Chief Executive Officer, Chief Financial Officer, President, one of its Vice Presidents or its Treasurer.

“Bank Credit Agreement” means that certain Credit Agreement, dated as of June 4 2012, by and among the Company, Bank of America, N.A., First Hawaiian Bank and the other lenders and financial institutions party thereto, as the same may be amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time.

“Bankruptcy Law” is defined in clause (vii) of paragraph 7A.

“Blocked Person” is defined in paragraph 8R.

“Business Day” is defined in paragraph 10A.

“Capital Assets” means all assets other than current assets, and shall not include any amounts in the Capital Construction Fund.

“Capital Construction Fund” means the fund established and maintained by Company in accordance with Section 607 of the Merchant Marine Act, 1936, as amended.

“Capitalized Lease Obligations” means, with respect to any Person, any rental obligation of such Person which, under GAAP in effect as of June 4, 2012, is or will be required to be capitalized on the books of such Person, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

“CCF” means the capital construction fund created under Matson Navigation’s Capital Construction Fund Agreement with the United States of America through the Maritime Administrator.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et. seq.), as amended, and the regulations promulgated thereunder.

“CFC” means a controlled foreign corporation (as that term is defined in Section 957(a) of the Code).

“Change of Control” means (i) the acquisition by any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) of outstanding shares of voting stock of the Company representing more than 50% of voting control of the Company, provided, however, that the Reorganization, in and of itself, shall not constitute a Change of Control, or (ii) after the Distribution, the failure of the Company to own 100% of the equity interest of Matson Navigation at any time thereafter.

“Closing” means the time, after the satisfaction of each of the conditions precedent in paragraph 3, when (i) this Agreement has become effective to amend and restate the Prior Agreement, and (ii) the Series C Notes have been purchased and sold as provided in this Agreement.

“Closing Date” is defined in paragraph 2B.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Agent” means The Prudential Insurance Company of America, in its capacity as collateral agent under the Intercreditor Agreement (as defined in the Prior Agreement) and the Collateral Documents (as defined in the Prior Agreement), and its successor and assigns in that capacity.

“Company” is defined in paragraph 1B.

“Company Assignment and Assumption” means the Assignment and Assumption in a form to be agreed and to be executed by Matson Navigation, the Company and the holders of the Notes pursuant to which (a) Matson Navigation assigns and delegates to the Company, and the Company accepts such assignment and delegation of, all of Matson Navigation’s rights and obligations in, to and under (i) this Agreement (including those related to the issue, purchase and sale of the Series C Notes) and (ii) the Series B Notes and (b) Matson Navigation is released from all obligations under this Agreement as an issuer of the Notes.

“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income:  (i) Consolidated Interest Expense for such period, (ii) the provision for federal, state, local and foreign income taxes payable for such period, (iii) depreciation expense for such period, (iv) amortization expense for such period, (v) one-time expenses related to the Reorganization and Spin-Off provided that the aggregate amount of expenses added back to Consolidated EBITDA pursuant to this clause (v) shall not exceed $12,000,000 during the term of this Agreement and (vi) non-cash stock-based compensation; minus (b) to the extent included in the calculation of Consolidated Net Income, equity in earnings from unconsolidated Affiliates per GAAP; plus (c) cash distributions received during such period from unconsolidated Affiliates.  For purposes of calculating Consolidated EBITDA for any period of four consecutive quarters, if during such period the Company or any Subsidiary shall have consummated (i) an Acquisition of a Person that constitutes a Material Subsidiary (including any such Acquisition structured as an asset purchase, merger or consolidation) or an Acquisition of a Material Line of Business, then Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period; provided, that if the aggregate purchase price for any Acquisition is greater than or equal to $25,000,000, Consolidated EBITDA shall only be calculated on a pro forma basis to the extent such pro forma calculations are based on audited financial statements or other financial statements reasonably satisfactory to the Required Holders and (ii) a disposition of all or substantially all of the assets of a Material Subsidiary or of at least 50% of the equity interests of a Material Subsidiary or of a Material Line of Business or operating division, then Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

“Consolidated Interest Expense” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, on any date of determination thereof, the ratio of (i) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date to (ii) Consolidated Interest Expense for such period.

“Consolidated Leverage Ratio” is defined in paragraph 6A(2).

“Consolidated Net Income” means, for any period, the consolidated net income of the Company and its Subsidiaries (excluding, to the extent included in such consolidated net income, (a) non-cash gains or losses during such period from the write-up or write-down of assets and (b) income or loss during such period from discontinued operations) as determined in accordance with GAAP.

“Consolidated Net Worth” means, at any time of determination thereof, for the Company and Subsidiaries determined in accordance with GAAP, the sum of (i) consolidated shareholders’ equity, and (ii) any consolidated mezzanine equity (or other temporary or non-permanent equity) resulting from the application of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 and related stock-based compensation awards issued to management which are puttable upon a change of control; provided, that any determination of Consolidated Net Worth shall exclude all non-cash adjustments to Consolidated Net Worth resulting from the application of the Financial Accounting Standards Board Accounting Standards Codification Topic 960.

“Consolidated Tangible Assets” means, as of any date, total assets (excluding treasury stock, unamortized debt discount and expense, goodwill, trademarks, trade names, patents, deferred charges and other intangible assets) of the Company and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.  Unless otherwise specified, “Consolidated Tangible Assets” at any time will be deemed to be such amount as determined based on the most recent financial statements delivered at such time pursuant to the requirements of paragraph 5A(i) or (ii).

“Consolidated Tangible Net Worth” means, as of the time of any determination, Consolidated Net Worth minus the sum of treasury stock, unamortized debt discount and expense, goodwill, trademarks, trade names, patents, deferred charges and other intangible assets of the Company and Subsidiaries on a consolidated basis.

“Contribution” is defined in paragraph 1B.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion” is defined in paragraph 1B.

“Coupon Adjustment” is defined in paragraph 2A.

“Credit Parties” means the Company and the Guarantors.

“Debt” means, as to any Person at the time of determination thereof without duplication, (a) any indebtedness of such Person (i) for borrowed money, including commercial paper and revolving credit lines, (ii) evidenced by bonds, debentures or notes or otherwise representing extensions of credit, whether or not representing obligations for borrowed money (except trade accounts payable arising in the ordinary course of business) or (iii) for the payment of the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, regardless of when such liability or other obligation is due and payable, (b) Capitalized Lease Obligations of such Person, (c) direct or contingent obligations under standby letters of credit (and substantially similar instruments such as bank guaranties), (d) Guarantees, assumptions and endorsements by such Person (other than endorsements of negotiable instruments for collection in the ordinary course of business) of Debt of another Person of the types described in clauses (a), (b) and (c) hereof, and (e) Debt of another Person of the types described in clauses (a), (b) and (c) hereof that is secured by Liens on the property or other assets of such Person.  Notwithstanding the foregoing, “Debt” shall not include (i) to the extent not exceeding $10,000,000 at any time outstanding, unsecured contingent reimbursement obligations under standby letters of credit (and substantially similar instruments such as bank guaranties) or (ii) a Guarantee of Matson Navigation’s trade accounts receivable purchased or held by the CCF.

“Distribution” is defined in paragraph 1B.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States of America or the District of Columbia.

“Election Notice” is defined in paragraph 2A.

“Eligible Business Line” means any business engaged in as of the date of this Agreement by Matson Navigation or any of its Subsidiaries or any business reasonably related thereto (but in no event an airline).

“Environmental and Safety Laws” means all federal, state and local laws, regulations and ordinances, relating to the discharge, handling, disposition or treatment of Hazardous Materials and other substances or the protection of the environment or of employee health and safety, including, without limitation, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. Section 1901 et. Seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et. Seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et. Seq.), the Clean Air Act (42 U.S.C. Section 7401 et. seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et. seq.) and the Emergency Planning and Community Right-To-Know Act (42 U.S.C. Section 11001 et. seq.), each as the same may be amended and supplemented.

“Environmental Liabilities and Costs” means as to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, contribution, cost recovery, costs and expenses (including all fees, disbursements and expenses of counsel, expert and consulting fees, and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, permit, order or agreement with any federal, state or local Governmental Authority or other Person, arising from environmental, health or safety conditions, or the release or threatened release of a contaminant, pollutant or Hazardous Material into the environment, resulting from the operations of such Person or its subsidiaries, or breach of any Environmental and Safety Law or for which such Person or its Subsidiaries is otherwise liable or responsible.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.

“Event of Default” means any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and “Default” means any of such events, whether or not any such requirement has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Excluded Subsidiary” means (a) each CFC and (b) each U.S. Foreign Holdco.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” has the meaning provided in paragraph 10C.

“Governmental Authority” means (a) the government of (i) the United States of America or any state or other political subdivision thereof, or (ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guarantee” means, without duplication, any obligation, contingent or otherwise, of any Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the primary obligor) in any manner, directly or indirectly, and including any obligation:  (a) to make any loan, advance or capital contribution, or for the purchase of any property from, any Person, in each case for the purpose of enabling such Person to maintain working capital, net worth or any other balance sheet condition or to pay debts, dividends or expenses except for advances, deposits and initial payments made in the usual and ordinary course of business for the purchase or acquisition of property or services; (b) to purchase materials, supplies or other property or services if such obligation requires that payment for such materials, supplies or other property or services be made regardless of whether or not delivery of such materials, supplies or other property or services is ever made or tendered; (c) to rent or lease (as lessee) any real or personal property if such obligation is absolute and unconditional under conditions not customarily found in commercial leases then in general use; or (d) of any partnership or joint venture in which such Person is a general partner or joint venturer if such obligation is not expressly non-recourse to such Person; but excluding (i) any completion guaranties issued in connection with a real estate development project to the extent contingent and not constituting a direct or indirect obligation to repay Debt, (ii) obligations under environmental indemnification agreements and (iii) a guaranty of Matson Navigation’s trade accounts receivable purchased or held by the CCF.

“Guarantors” means, collectively, (a) each Material Domestic Subsidiary identified as a “Guarantor” on the signature pages to the Multiparty Guaranty, (b) each Person that becomes a party to the Multiparty Guaranty as a Guarantor pursuant to paragraph 5H or otherwise and (c) the successors of any of the foregoing; provided, however, that no Excluded Subsidiary shall be a Guarantor.  A Guarantor shall be released from the Multiparty Guaranty pursuant to, and in accordance with, the terms hereof or the Multiparty Guaranty.

“Hazardous Materials” means (a) any material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances” or any other formulations intended to define, list or classify substances by reason of their deleterious properties, (b) any oil, petroleum or petroleum derived substance, (c) any flammable substances or explosives, (d) any radioactive materials, (e) asbestos in any form, (f) electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million, (g) pesticides or (h) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental agency or authority or which may or could pose a hazard to the health and safety of persons in the vicinity thereof.

“Hostile Acquisition” means any Acquisition that has not been approved by the board of directors or other governing body of the applicable entity.

“including” means, unless the context clearly requires otherwise, “including without limitation”.

“Indemnity and Contribution Agreement” is defined in paragraph 3A.

“Lien” means any mortgage, pledge, security interest, encumbrance, deposit arrangement, lien (including any lien securing any Capital Lease Obligation) or charge of any kind (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Manulani” means that certain container vessel of the type Philadelphia CV 2600, named M.V. Manulani, official number 1168529.

“margin stock” is defined in paragraph 8I.

“Material Adverse Effect” means:  (a) a material adverse change in, or a material adverse effect upon, on the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Credit Party to perform its obligations under any Transaction Document; or (c) a material adverse effect on the material rights and remedies of the holders of the Notes, which material adverse effect was not caused by any holder of a Note.  Notwithstanding anything to the contrary contained herein, for the avoidance of doubt, it is understood and agreed that none of the incurrence of up to $170,000,000 of incremental net indebtedness (after giving effect to the repayment of bank indebtedness with all or a portion of the proceeds of the Series C Notes), the Reorganization, the A&B Capital Contribution and the Spin-Off, individually or collectively, shall be deemed to constitute a Material Adverse Effect.

“Material Domestic Subsidiary” means any Domestic Subsidiary of the Company (other than a U.S. Foreign Holdco) that accounts for, on the date of determination, 5% or more of Consolidated EBITDA of the Company and its Subsidiaries for the period of four consecutive fiscal quarters then or most recently ended.

“Material Line of Business” means a line of business or an operating division that accounts for, as of the most recently ended four fiscal quarter period of the Company, 5% or more of Consolidated EBITDA of the Company and its Subsidiaries for the most recently ended four fiscal quarter period of the Company.

“Material Subsidiary” means (a) any Guarantor and (b) any Subsidiary that accounts for, as of the most recently ended four fiscal quarter period of the Company, 5% or more of Consolidated EBITDA of the Company and its Subsidiaries for the most recently ended four fiscal quarter period of the Company.

“Matson Navigation” is defined in the introductory paragraph hereto.

“Merger” is defined in paragraph 1B.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means any Plan which is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“Multiparty Guaranty” is defined in paragraph 3A.

“New A&B” is defined in paragraph 1B.

“Notes” is defined in paragraph 1D.

“OFAC Listed Person” is defined in paragraph 8R.

“Officer’s Certificate” means a certificate signed in the name of the Company by its Chief Executive Officer, Chief Financial Officer, President, one of its Vice Presidents or its Treasurer.

“One-Time Fee” is defined in paragraph 2A.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.

“Person” means and include an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization and a government or any department or agency thereof.

“PIM” means Prudential Investment Management, Inc.

“Plan” means any “employee pension benefit plan” (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by either Company or any ERISA Affiliate.

“Prior Agreement” has the meaning given in paragraph 1A.

“Priority Debt” means, at any time of determination thereof and without duplication, (a) Debt of the Company or Matson Navigation secured by any Lien (including, without limitation, all Title XI Debt and all Debt secured by marine assets, in each case whether full recourse or limited recourse) and (b) all Debt secured by a Lien (including, without limitation, all Title XI Debt and all Debt secured by a Lien on marine assets, in each case whether full recourse or limited recourse) and all unsecured Debt of Subsidiaries of the Company (other than unsecured Debt of Guarantors), provided, however, that Priority Debt shall not include (i) Debt owing from any Subsidiaries to the Company or any other Subsidiary, (ii) the Notes or (iii) any Debt or other obligations of the Company or any Subsidiary under the Bank Credit Agreement, including any obligations with respect to any letter of credit issued thereunder (other than those described in paragraph 6C(1)(vi)), and any Guarantee with respect to any Debt or other obligations under the Bank Credit Agreement, so long as the Company is in compliance with the second and third provisos of paragraph 6C(1)(vii).

“Prohibited Transaction” means any transaction described in section 406 of ERISA which is not exempt by reason of section 408 of ERISA or the transitional rules set forth in section 414(c) of ERISA and any transaction described in section 4975(c) of the Code which is not exempt by reason of section 4975(c) (2) or section 4975(d) of the Code, or the transitional rules of section 2003(c) of ERISA.

“Purchasers” means each holder of Notes identified on the Purchaser Schedules hereto.

“Reorganization” is defined in paragraph 1B.

“Required Holder(s)” means the holder or holders of at least 51% of the aggregate principal amount of the Notes or of a Series of Notes from time to time outstanding.

“Responsible Officer” means any of the Company’s chief financial officer, principal accounting officer, treasurer or controller and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement or matters referenced therein.

“Restricted Payments” is defined in paragraph 6B.

“SEC” means the Securities and Exchange Commission, and any Governmental Authority succeeding to any of its principal functions.

“Section 2 Citizen” means a Person that is a citizen of the United States of America as required for the coastwise trade under Section 50501 of Title 46 of the United States Code and the regulations in effect from time to time thereunder.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Separation Agreement” means the Separation and Distribution Agreement, entered into in on or about June 8, 2012, between Alexander & Baldwin Holdings, Inc. (to be renamed Matson, Inc.) and A & B II, Inc., and shall include the schedules and exhibits relating thereto.

“Series” of Notes shall mean Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment periods and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued).  The Series B Notes, the Series C-1 Notes, the Series C-2 Notes and the Series C-3 Notes each constitute a separate “Series” of Notes.

“Series C-1 Note Purchasers” means the purchasers of Series C-1 Notes identified on the Purchaser Schedules hereto.

“Series C-2 Note Purchasers” means the purchasers of Series C-2 Notes identified on the Purchaser Schedules hereto.

“Series C-3 Note Purchasers” means the purchasers of Series C-3 Notes identified on the Purchaser Schedules hereto.

“Series B Notes” is defined in paragraph 1C.

“Series C Notes” is defined in paragraph 1D.

“Series C-1 Notes” is defined in paragraph 1D.

“Series C-2 Notes” is defined in paragraph 1D.

“Series C-3 Notes” is defined in paragraph 1D.

“Significant Holder” means (i) each Purchaser, so long as such Purchaser shall hold any Note, or (ii) any other holder of at least 10% of the aggregate principal amount of the Notes of any Series from time to time outstanding.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. or any successor thereto

“Spin-Off” is defined in paragraph 1B.

“Subsidiary” means, as to any Person, any company, whether operating as a corporation, joint venture, partnership, limited liability company or other entity, which is consolidated with such Person in accordance with GAAP.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Title XI Debt” means all Debt of the Company or Matson Navigation or any Subsidiary that is guaranteed by the United States of America pursuant to 46 USC Chapter 537.

“Transaction Documents” means this Agreement, the Notes, the Company Assignment and Assumption, the Multiparty Guaranty, the Indemnity and Contribution Agreement and the other agreements, documents, certificates and instruments now or hereafter executed or delivered by the Company or any Subsidiary or Affiliate in connection with this Agreement.

“Transferee” means any direct or indirect transferee of all or any part of any Note purchased under this Agreement.

“U.S. Foreign Holdco” means any Domestic Subsidiary, substantially all of the assets of which consist of equity interests of one or more Foreign Subsidiaries.

“Vessel” means each vessel that is (or is required to be) documented under and pursuant to the laws of the United States with a coastwise endorsement owned or operated by the Company or any Subsidiary.

10C. Accounting Principles, Terms and Determinations; Changes in GAAP.  All references in this Agreement to “generally accepted accounting principles” and “GAAP” shall be deemed to refer to generally accepted accounting principles in effect in the United States of America at the time of application thereof, but excluding in each case the effects of Accounting Standards Codification 825-10-25 (previously referred to as SFAS 159) or any successor or similar provision to the extent it relates to “fair value” accounting for assets or liabilities.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clause (ii) of paragraph 5A or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of paragraph 8B.

If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Transaction Document, and either the Company or the Required Holders shall so request, the holders of the Notes and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Holders); provided that, (A) until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) until so amended, the Company shall provide to the holders of the Notes financial statements and other documents reasonably requested by any holder of a Note setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with the rules in effect on June 4, 2012 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

11. MISCELLANEOUS.

11A. Note Payments.  The Company agrees that, so long as any Purchaser shall hold any Note, it will make payments of principal of, interest on, and any Yield-Maintenance Amount payable with respect to, such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit on the date due to the account or accounts of such Purchaser specified in the Purchaser Schedule attached hereto or such other account or accounts in the United States as such Purchaser may from time to time designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment.  Each Purchaser agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid.  The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as the Purchasers have made in this paragraph 11A.

11B. Expenses.  The Company agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save each Purchaser and any Transferee harmless against liability for the payment of, all reasonable out-of-pocket expenses arising in connection with such transactions, including (i) all document production and duplication charges and the fees and expenses of any special counsel engaged by the Purchasers or any Transferee in connection with this Agreement on any other Transaction Document, the transactions contemplated hereby and thereby and any subsequent proposed modification of, or proposed consent under, this Agreement or any other Transaction Document, whether or not such proposed modification shall be effected or proposed consent granted, and (ii) the reasonable costs and expenses, including attorneys’ fees, incurred by any Purchaser or any Transferee in enforcing any rights under this Agreement, the Notes or any other Transaction Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the transactions contemplated hereby or by reason of any Purchaser’s or any Transferee’s having acquired any Note, including without limitation costs and expenses incurred in any bankruptcy case, provided however, the Company will not be required to pay the expenses of any holder of a Note or any Transferee in connection with the transfer of any Note by any holder of a Note to any Transferee.  The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or any Transferee and the payment of any Note.

11C. Consent to Amendments.  This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) of the Notes of each Series except that, (i) without the written consent of the holder or holders of all Notes of a particular Series, and if an Event of Default shall have occurred and be continuing, of the holders of all Notes of all Series, at the time outstanding, no amendment to this Agreement shall change the maturity of any Note, or change or affect the principal thereof, or change or affect the rate or time of payment of interest on or any Yield-Maintenance Amount payable with respect to the Notes of such Series, and (ii) without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to or waiver of the provisions of this Agreement shall change or affect the provisions of paragraph 7A or this paragraph 11C insofar as such provisions relate to proportions of the principal amount of the Notes of any Series, or the rights of any individual holder of Notes, required with respect to any declaration of Notes to be due and payable or with respect to any consent, amendment, waiver or declaration.  Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent.  No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.  As used herein and in the Notes, the term “this Agreement” and references thereto means this Agreement as it may from time to time be amended or supplemented.

11D. Form, Registration, Transfer and Exchange of Notes.  The Notes are issuable as registered notes without coupons in denominations of at least $1,000,000, except as may be necessary to reflect any principal amount not evenly divisible by $1,000,000.  The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes.  Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees.  At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company.  Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive.  Each prepayment of principal payable on each prepayment date upon each new Note issued upon any such transfer or exchange shall be in the same proportion to the unpaid principal amount of such new Note as the prepayment of principal payable on such date on the Note surrendered for registration of transfer or exchange bore to the unpaid principal amount of such Note.  No reference need be made in any such new Note to any prepayment or prepayments of principal previously due and paid upon the Note surrendered for registration of transfer or exchange.  Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder’s attorney duly authorized in writing.  Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange.  Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder’s unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

11E. Persons Deemed Owners; Participations.  Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and Yield Maintenance Amount, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary.  Subject to the preceding sentence, the holder of any Note may from time to time grant participations in all or any part of such Note on such terms and conditions as may be determined by such holder in its sole and absolute discretion.

11F. Survival of Representations and Warranties; Entire Agreement.  All representations and warranties contained herein, in any other Transaction Document or made in writing by or on behalf of the Company or any other Credit Party in connection herewith or therewith shall survive the execution and delivery of this Agreement, the Notes and the other Transaction Documents, the transfer of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee.  Subject to the preceding sentence, this Agreement, the Notes, the other Transaction Documents and, until the effectiveness of the amendment and restatement thereof by this Agreement, the Prior Agreement, embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter hereof; provided, however, that the obligations of Matson Navigation to pay any Rate Lock Delayed Delivery Fee or Rate Lock Cancellation Fee, as such terms are defined in, and as such fees are payable under certain circumstances pursuant to the terms of, that certain letter dated May 10, 2012 from PIM and accepted and agreed to by Matson Navigation, shall survive the execution and delivery of this Agreement.

11G. Successors and Assigns.  All covenants and other agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not.

11H. Independence of Covenants.  All covenants hereunder and in the other Transaction Documents shall be given independent effect so that if a particular action or condition is prohibited by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be in compliance within the limitations of, another covenant shall not (i) avoid the occurrence of a Default or Event of Default if such action is taken or such condition exists or (ii) in any way prejudice an attempt by the holder of any Note to prohibit, through equitable action or otherwise, the taking of any action by the Company or any Subsidiary which would result in a Default or Event of Default.

11I. Notices.  All written communications provided for hereunder shall be sent by first class mail or nationwide overnight delivery service (with charges prepaid) and (i) if to any Purchaser, addressed as specified for such communications in the Purchaser Schedule attached hereto or at such other address as any such Purchaser shall have specified to the Company in writing, (ii) if to any other holder of any Note, addressed to it at such address as it shall have specified in writing to the Company or, if any such holder shall not have so specified an address, then addressed to such holder in care of the last holder of such Note which shall have so specified an address to the Company and (iii) if to the Company, addressed to it at 555 12th Street, 8th Floor, Oakland, CA 94067, Attention:  Chief Financial Officer or at such other address as the Company shall have specified to each holder of a Note in writing, provided, however, that any such communication to the Company may also, at the option of the Person sending such communication, be delivered by any other means either to the Company at its address specified above or to any Authorized Officer of the Company.

11J. Descriptive Headings.  The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

11K. Satisfaction Requirement.  If any agreement, certificate or other writing, or any action taken or to be taken, is, by the terms of this Agreement, required to be satisfactory to any Purchaser or the Required Holder(s), the determination of such satisfaction shall be made by such Purchaser or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person(s) making such determination.

11L. Governing Law.  This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice of law principles of the law of such state that would permit the application of the laws of a jurisdiction other than such state.

11M. Payments Due on Non-Business Days.  Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest, or Yield-Maintenance Amount payable with respect to, any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

11N. Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11O. Jurisdiction and Process; Waiver of Jury Trial.

(i)           The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement, the Notes or the other Transaction Documents.  To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(ii)           The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in paragraph 11O(i) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in paragraph 11I or at such other address of which such holder shall then have been notified pursuant to paragraph 11I.  The Company agrees that such service upon receipt (a) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (b) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(iii)           Nothing in this paragraph 11O shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(iv)           The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, IF THE ABOVE WAIVER OF THE RIGHT TO A TRIAL BY JURY IS NOT ENFORCEABLE, THE PARTIES HERETO AGREE THAT ANY AND ALL DISPUTES OR CONTROVERSIES OF ANY NATURE CONCERNING THIS AGREEMENT AND THE MATTERS CONTEMPLATED HEREBY (EACH, A “CLAIM”), INCLUDING ANY AND ALL QUESTIONS OF LAW OR FACT RELATING THERETO, SHALL, AT THE WRITTEN REQUEST OF ANY PARTY TO THIS AGREEMENT, BE DETERMINED BY JUDICIAL REFERENCE PURSUANT TO THE CALIFORNIA CODE OF CIVIL PROCEDURE (“REFERENCE”).  IN SUCH EVENT, THE PARTIES SHALL SELECT A SINGLE NEUTRAL REFEREE, WHO SHALL BE A RETIRED STATE OR FEDERAL JUDGE.  IN THE EVENT THAT THE PARTIES CANNOT AGREE UPON A REFEREE, THE REFEREE SHALL BE APPOINTED BY THE COURT.  THE REFEREE SHALL REPORT A STATEMENT OF DECISION TO THE COURT.  NOTHING IN THIS PARAGRAPH SHALL LIMIT THE RIGHT OF ANY PARTY AT ANY TIME TO EXERCISE ANY AVAILABLE SELF-HELP REMEDIES, FORECLOSE AGAINST ANY COLLATERAL OR OBTAIN PROVISIONAL REMEDIES.  THE PARTIES SHALL BEAR THE FEES AND EXPENSES OF THE REFEREE EQUALLY UNLESS THE REFEREE ORDERS OTHERWISE.  THE REFEREE SHALL ALSO DETERMINE ALL ISSUES RELATING TO THE APPLICABILITY, INTERPRETATION, AND ENFORCEABILITY OF THIS PARAGRAPH.  THE PARTIES ACKNOWLEDGE THAT THE CLAIMS WILL NOT BE ADJUDICATED BY A JURY.

11P. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

11Q. Binding Agreement.  When this Agreement is executed and delivered by the signatories hereto, it shall become a binding agreement (subject to satisfaction of the conditions precedent set forth herein) of the signatories hereto.

MATSON NAVIGATION COMPANY, INC.,
a Hawaii corporation

By:          /s/ Matthew J. Cox
Its:          President

By:          /s/ Joel M. Wine
Its:          Senior Vice President and Chief Financial Officer

The foregoing Agreement is
hereby accepted as of the
date first above written.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, as a holder of Series B Notes, Series C-1 Notes, Series C-2 Notes and Series C-3 Notes

By:          /s/ Cornelia Cheng
Vice President

PRUCO LIFE INSURANCE COMPANY, as a holder of Series B Notes, Series C-2 Notes and Series C-3 Notes

By:          /s/ Cornelia Cheng
Vice President

THE PRUDENTIAL LIFE INSURANCE COMPANY, LTD., as a holder of Series C-1 Notes

By:          Prudential Investment Management (Japan), Inc., as Investment Manager

By:          Prudential Investment Management, Inc., as Sub-Adviser

By:         /s/ Cornelia Cheng
Vice President

GIBRALTAR LIFE INSURANCE CO., LTD., as a holder of Series C-1 Notes and Series C-3 Notes

By:          Prudential Investment Management Japan Co., Ltd., as Investment Manager

By:          Prudential Investment Management, Inc., as Sub-Adviser

By:          /s/ Cornelia Cheng
Vice President

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION, as a holder of Series C-2 Notes

By:          Prudential Investment Management, Inc., as investment manager

By:          /s/ Cornelia Cheng
Vice President

PRUDENTIAL ARIZONA REINSURANCE UNIVERSAL COMPANY, as a holder of Series C-2 Notes

By:  Prudential Investment Management, Inc., as investment manager

By:         /s/ Cornelia Cheng
Vice President

PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By:          /s/ Cornelia Cheng
Vice President